Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Reports Financial Results for Fiscal 2008 Third Quarter

Garden City, N.Y. — May 20, 2008 — Proginet Corporation [OTCBB: PRGF], a leading developer of enterprise software for advanced managed file transfer and security applications, today announced results for the third quarter of FY 2008, which ended April 30, 2008. Total revenues for the quarter amounted to $1,868,175, compared to $2,470,399 in the third quarter of fiscal 2007. Total net operating expenses amounted to $2,088,159, compared to $2,029,812 in the equivalent period last year.

“The quarter did not go as planned, and several significant deals have stalled in the sales cycle," said Kevin M. Kelly, Proginet’s President and CEO. "While this does tend to happen with larger enterprise deals, we worked hard to accelerate the closure of such deals – without success. On the bright side, significant opportunities are continuing to move forward, particularly with regard to our business outside of the financial-services sector."

"Having said that, we recognize that there are things we can do to improve how we operate," continued Mr. Kelly. "In fact, we've already taken one major stride in that direction. The appointment of Sandy Weil, last month, as Executive Vice President of Sales and Marketing, was a major coup for Proginet. Sandy was a partner at Accenture, where he spent almost fifteen years. That he left there to come to Proginet speaks volumes about our potential as a company. Sandy's been with Proginet for forty-five days now, and he's already implemented significant changes to improve the effectiveness of our integrated sales and marketing strategy. Key outcomes have included assigning more resources to lead generation, and building a more condensed and efficient sales process. The bottom line is that we're on our way to being a more efficient organization heavily focused on sales," he concluded.

"Proginet has not been able to meet its revenue expectations this quarter and year-to-date. With increased expenditures on sales and marketing, our profitability has suffered," added Debra DiMaria, Proginet's Chief Financial Officer. "Proginet is currently investing in an expanded security products strategy and will be spending dollars on a storefront so that we can sell our products over the Internet. It will take time, however, before these investments produce significant revenue. At this point, we do not anticipate being able to meet our 2008 revenue and profitability projections."

Proginet expects to file Form 10-QSB for the quarter ending April 30 with the SEC on or about June 3, 2008, after the quarterly review by its independent auditors has been completed. The form will also be available on Proginet's Web site and at www.sec.gov.

	Financial Highlights
	(000's except per share data)
	Three months ended April 30,		Nine months ended April 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

New license revenue	$316	$983	$1,125	$2,663
Software maintenance fees and other	1,536	1,453	4,590	4,283
Professional services	16	34	99	97
Total revenues	1,868	2,470	5,814	7,043
Total operating expenses, net	2,088	2,029	6,930	6,276
Net income (loss)	$(220)	$441	$(1,116)	$767
Income (loss) per share	$(.01)	$.03	$(.08)	$.05
	At April 30, 2008	At July 31, 2007
	(Unaudited)	(Audited)
Cash	$3,467	$3,440
Trade accounts receivable, net	516	1,328
Property and equipment, net	147	168
Capitalized software development costs, net	3,338	3,106
Purchased software and other intangibles, net	1,051	1,456
Other assets	91	114
Total assets	$8,610	$9,612

Accounts payable and accrued expenses	$736	$924
Deferred revenues	2,682	2,406
Deferred rent	165	166
Total liabilities	3,583	3,496
Total stockholders' equity	5,027	6,116
Total liabilities and stockholders’ equity	$8,610	$9,612

Investor Call
Proginet will hold an informational investor conference call on Wednesday, May 21, 2008 at 4:30 p.m. EST to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: (888) 809-8969
Toll Number: (210) 234-0006
Leader: Kevin M. Kelly
Passcode: Proginet

For additional questions, please contact Proginet at (516) 535-3600.

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet Corporation is a leading developer of enterprise software for advanced managed file transfer and security applications. Throughout its 20-plus year history, the Company has earned an excellent reputation for its multi-platform expertise and dedication to customer service. The Company's flagship solution, CyberFusion Integration Suite (CFI)™, is the world's most advanced managed file transfer solution, and supports all major computing platforms, from Windows to the Mainframe. Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. The Company is headquartered in New York, with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).